UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2017

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55275	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

205 East 42nd Street, 16th Floor

New York, New York 10017

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modifications of Rights of Security Holders.

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

Amendment to Articles of Incorporation

On January 10, 2017, Neurotrope, Inc. (the “Company”) filed a certificate of change to its articles of incorporation with the Secretary of State of the State of Nevada to effect a one-for-thirty-two (32) reverse stock split of the Company’s shares of common stock. Such reverse stock split and ratio were previously approved by the Company’s board of directors.

As a result of the reverse stock split, every thirty-two (32) shares of the Company’s pre-reverse split common stock were combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stock holders will not be affected by the reverse stock split. Stockholders who would otherwise hold a fractional share of common stock will receive an increase to their common stock as the common stock will be rounded up to a full share. No fractional shares will be issued in connection with the reverse stock split. In addition, the Company’s pre-reverse split 400,000,000 authorized shares of common stock was proportionately reduced to 12,500,000 authorized shares of common stock as a result of the reverse stock split.

The reverse stock split became effective as of 5:00 p.m., Eastern Standard Time, on January 11, 2017, and the Company’s common stock will trade on the OTC Market on a post-split basis at the open of business on January 12, 2017. The Company’s post-reverse split common stock has a new CUSIP number: 64129T207, but the par value and other terms of the common stock are not affected by the reverse stock split.

As a result of the reverse stock split, all options and warrants of the Company outstanding immediately prior to the reverse stock split will be adjusted by dividing the number of shares of common stock into which the options and warrants are exercisable by 32 and multiplying the exercise price thereof by 32, all in accordance with the terms of the plans, agreements or arrangements governing such options and warrants.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the reverse stock split will automatically be reflected in their brokerage accounts. Stockholders of the Company will be mailed a letter of transmittal to exchange their existing stock certificates for new stock certificates in connection with the reverse stock split.

 Under Nevada law, because the reverse stock split was approved by the Board of Directors of the Company in accordance with Nevada Revised Statutes (“NRS”) Section 78.207, no stockholder approval is required. Pursuant to NRS Section 78.207, the Company may effect the reverse stock split without stockholder approval if (i) both the number of authorized shares of the common stock and the number of issued and outstanding shares of common stock are proportionally reduced as a result of the reverse stock split, (ii) the reverse stock split does not adversely affect any other class of stock of the Company and (iii) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse stock split. As described herein, the reverse stock split complies with these requirements.

On January 12, 2017, the Company issued a press release with respect to the reverse stock split, which is being filed as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the certificate of change to the articles of incorporation is being filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)                 Exhibits.

Exhibit
Number	Description
3.1	Certificate of Change to the Articles of Incorporation of Neurotrope, Inc., effective with the Secretary of State of the State of Nevada on January 11, 2017
99.1	Press Release issued by Neurotrope, Inc. on January 12, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: January 12, 2017	By:	/s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer